Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218929 and No. 333-229415) of Broadway Financial Corporation (the Company), of our report dated March 31, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Spokane, Washington
March 31, 2025